                                                                    Exhibit 12.1

                      SECURITY CAPITAL GROUP INCORPORATED
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                         Six Months Ended
                                             June 30,                 Year Ended December 31,
                                        -----------------  ----------------------------------------------
                                         1998      1997      1997     1996     1995(1)    1994     1993
                                        -------  --------  --------  --------  --------  -------  -------
Net Earnings (loss) from Operations     $59,696  $ (4,721) $ 38,241  $ (9,693) $(21,274) $11,849  $ 8,333
Add:
  Interest Expense                       30,091    57,248   104,434   117,224   103,804   53,789    3,786
                                        -------  --------  --------  --------  --------  -------  -------
Earnings as Adjusted                    $89,787  $ 52,527  $142,675  $107,531  $ 82,530  $65,638  $12,119
                                        =======  ========  ========  ========  ========  =======  =======
Fixed Charges:
  Interest Expense                      $30,091  $ 57,248  $104,434  $117,224  $103,804  $53,789  $ 3,786
  Capitalized Interest                   14,157    52,450    69,883    11,448     4,404    3,184       98
                                        -------  --------  --------  --------  --------  -------  -------
  Total Fixed Charges                   $44,248  $109,698  $174,317  $128,672  $108,208  $56,973  $ 3,884
                                        =======  ========  ========  ========  ========  =======  =======
Ratio of Earnings to Fixed Charges          2.0       0.5       0.8       0.8       0.8      1.2      3.1
                                        =======  ========  ========  ========  ========  =======  =======

(1) Excludes a one time non-cash expense item ($158.4 million) incurred in acquiring the Services Division from a related party.